Exhibit 99.1

KMG to Close Fremont, California Site and Shift Production to Alternate Facilities

HOUSTON, Texas—(BUSINESS WIRE)—October 18, 2013— KMG Chemicals, Inc. (NYSE: KMG), a global provider of specialty chemicals in select markets, announced that as part of a global restructuring of its Electronic Chemicals operations, the company will close its Fremont, California manufacturing site and shift production primarily to the company’s Hollister, California and Pueblo, Colorado facilities.

The Fremont site, acquired when KMG purchased OM Group’s Ultra Pure Chemicals (UPC) business, manufactures and packages a variety of high purity process chemicals for the semiconductor industry under the Cyantek trade name. The transfer of production from the Fremont site to other locations will begin by the end of calendar 2013, and all production from the facility is expected to cease by March 31, 2014.

“After careful review and analysis, we determined that our global Electronic Chemicals manufacturing operations would benefit from restructuring initiatives to enhance our logistical efficiencies, optimize our supply chain and improve service to our valued customers. As part of this plan, production from Fremont will be shifted primarily to our larger U.S. facilities, where it is more economical and efficient for KMG to produce and package these products. We are committed to ensuring a smooth transition for our valued customers and will work closely with them throughout this process,” said Christopher Fraser, Chairman, President and CEO of KMG.

About KMG

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to select markets. The Company grows by acquiring and optimizing stable chemical product lines and businesses with established production processes. Its current operations are focused on the electronic and industrial wood treatment chemical markets. For more information, visit the Company’s website at http://kmgchemicals.com.

Safe Harbor Statement

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Contact:

KMG Chemicals, Inc.

Eric Glover, 713-600-3865

Investor Relations Manager

eglover@kmgchemicals.com